Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter 2024 Results

Results reflect branch-acquisition-related expenses, as well as provision expense resulting from a comprehensive loan portfolio review that significantly reduced nonperformers, as
Pathfinder positions the Bank for organic growth in its Central New York markets

OSWEGO, N.Y., October 30, 2024 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the third quarter ended September 30, 2024.

The holding company for Pathfinder Bank (“the Bank”) reported a third quarter 2024 net loss attributable to common shareholders of $4.6 million or $0.75 per share, compared to net income available to common shareholders of $2.0 million or $0.32 per share in the second quarter of 2024 and $2.2 million or $0.35 per share in the third quarter of 2023.

Third Quarter 2024 Highlights and Key Developments

•
The net loss reflected $9.0 million in provision expense that primarily resulted from a comprehensive loan portfolio review that the Bank elected to undertake as part of its commitment to continuously improve its credit risk management approach. Following its conclusion, the Company recorded net charge offs of $8.7 million in the quarter and reduced nonperforming loans by 34.0% to $16.2 million at period end, or 1.8% of total loans. The allowance for credit losses on September 30, 2024 represented 1.87% and 106.8% of total and nonperforming loans, respectively.
•
Net interest income increased for the third consecutive quarter to $11.7 million, including the benefit of a catch-up interest payment of $887,000. Net interest income increased $2.3 million from $9.5 million in the linked quarter ended June 30, 2024 and $1.7 million from $10.1 million in the third quarter of 2023. Net interest margin (“NIM”) expanded for the third consecutive quarter to 3.34%, including the benefit of 25 basis points from the catch-up interest payment. NIM increased 56 basis points from the linked quarter and 27 basis points from the year-ago period.
•
Non-interest income was $1.7 million, including a net death benefit of $175,000 on bank owned life insurance ("BOLI"), compared to $1.2 million in each of the linked and year-ago quarters.
•
Non-interest expense was $10.3 million, including $1.6 million in transaction-related expenses for the previously announced July 2024 closing of the East Syracuse branch acquisition, in addition to third quarter 2024 operating costs of approximately $462,000 associated with Pathfinder’s newest location. Non-interest expense was $7.9 million in the linked quarter and $7.7 million in the year-ago period.
•
Pre-tax, pre-provision net income was $3.4 million, including the effect of transaction-related expenses, compared to $2.8 million in the linked quarter and $3.6 million in the year-ago period. Pre-tax, pre-provision net income, which is not a financial metric under generally accepted accounting principles

(“GAAP”), is a measure that the Company believes is helpful to understanding profitability without giving effect to income taxes and provision for credit losses.
•
Total deposits were $1.20 billion at period end, compared to $1.10 billion on June 30, 2024 and $1.13 billion on September 30, 2023. The Bank’s loan-to-deposit ratio was 77.1% on September 30, 2024.
•
Total loans were $921.7 million at period end, compared to $888.3 million on June 30, 2024 and $896.1 million on September 30, 2023.

“Pathfinder is well positioned for organic growth opportunities in our attractive Central New York markets, having closed the third quarter with significantly reduced levels of nonperformers, healthy reserves, strong capital ratios, and abundant liquidity,” said President and Chief Executive Officer James A. Dowd. “Having completed a thorough, top-to-bottom review of the loan portfolio at the end of September, we believe it is sufficiently collateralized and reserved. Going forward, we intend to take a more exacting loss-mitigation approach, and Pathfinder's ongoing underwriting and credit risk management processes can be expected to reflect the combined expertise of our entire management team and professional staff, including our recently appointed Chief Credit Officer Joseph Serbun and Chief Financial Officer Justin Bigham.”

Dowd added, “Our financial performance also reflects the positive impact of Pathfinder Bank’s in-market core deposit franchise and immediate contributions from our recent East Syracuse branch acquisition, including higher loan and deposit balances, lower funding costs, revenue growth, and NIM expansion. Looking ahead, as we end 2024 and begin the new year, we intend to tightly manage operating expenses and expect continued benefits from our core deposit franchise as a source of low-cost, relationship-based funding for commercial and retail loan growth in our local markets.”

East Syracuse Branch Acquisition

As previously announced, Pathfinder Bank completed the purchase of its East Syracuse branch on July 19, 2024, assuming $186.0 million in associated deposits and acquiring $30.6 million in assets including $29.9 million in loans. Acquired assets include a core deposit intangible (“CDI”) valued at $6.3 million, and the valuation of acquired loans resulted in an estimated discount of $1.8 million.

The addition of the East Syracuse branch significantly increased the Bank's customer base, which expanded the number of Pathfinder's relationships by approximately 25% and grew non-brokered deposits by 21.5%.

At acquisition, the average cost of deposits assumed with the branch acquisition was 1.99% (excluding the CDI) and as of September 30, 2024, the Bank retained approximately 97% of deposit balances. The Company utilized a portion of the low-cost liquidity provided by the transaction to pay down $74.4 million in borrowings and $106.0 million in high-cost brokered deposits during the third quarter of 2024.

Insurance Business Divestiture

On October 15, 2024, Pathfinder announced that it sold its interest in the FitzGibbons Agency, LLC, which contributed $28,000 to the Company’s net income and 24 basis points to its consolidated efficiency ratio in the third quarter of 2024, to Marshall & Sterling Enterprises, Inc. Reflecting an active insurance brokerage market and the FitzGibbons Agency’s success since initiating its partnership with the Bank 13 years ago, Pathfinder will receive approximately $2.0 million from the sale, which closed on October 1, 2024, and the Company expects to recognize a portion of that amount as a net gain in the fourth quarter of 2024.

Net Interest Income and Net Interest Margin

Third quarter 2024 net interest income was $11.7 million, an increase of 23.8% from the second quarter of 2024. An increase in interest and dividend income of $2.2 million was primarily attributed to average yield increases of 67 basis points on loans including 39 basis points from an $887,000 catch-up interest payment associated with purchased loan pool positions, 97 basis points on fed funds sold and interest-earning deposits, and 45 basis points on all earning assets. The corresponding increase in loan interest income and federal funds sold and interest-earning deposits was $1.9 million and $371,000, respectively. A decrease in interest expense of $75,000 was attributed to reductions in brokered deposits and short-term borrowings expense associated with paydowns of brokered deposits and borrowings utilizing a portion of the low-cost liquidity provided by the Bank’s East Syracuse branch acquisition.

Net interest margin was 3.34% in the third quarter of 2024 compared to 2.78% in the second quarter of 2024. The increase of 56 basis points was driven by improvements in earning asset yields and funding costs, as well as 25 basis points attributed to the catch-up interest payment received in the third quarter of 2024.

Third quarter 2024 net interest income was $11.7 million, an increase of 16.6% from the third quarter of 2023. An increase in interest and dividend income of $3.5 million was primarily attributed to average yield increases of 74 basis points on loans including 39 basis points from the catch-up interest payment, 67 basis points on taxable investment securities, 227 basis points on fed funds sold and interest-earning deposits, and 65 basis points on all earning assets. The corresponding increase in loan interest income, taxable investment securities, and federal funds sold and interest-earning deposits was $2.0 million, $1.2 million, and $426,000, respectively. Increased interest and dividend income was partially offset by an increase in interest expense of $1.9 million. This increase in interest expense was predominantly the result of higher interest rates and balances associated with borrowing and higher average rates paid on interest-bearing deposits, compared to the third quarter of 2023.

Net interest margin was 3.34% in the third quarter of 2024 compared to 3.07% in the third quarter of 2023. The increase of 27 basis points was driven by improvements in earning asset yields and lower average borrowings, partially offset by higher funding costs, as well as 25 basis points attributed to the catch-up interest payment received in the third quarter of 2024.

Noninterest Income

Noninterest income totaled $1.7 million in the third quarter of 2024, an increase of $496,000 or 41.0% from the second quarter of 2024 and an increase of $514,000 or 43.1% from the third quarter of 2023.

Compared to the linked quarter, noninterest income growth included increases of $194,000 in earnings and gain on BOLI including the net death benefit of $175,000, $109,000 in debit card interchange fees, and $62,000 in service charges on deposit accounts, as well as a $33,000 decrease in loan servicing fees. Noninterest income growth from the linked quarter also reflected an increase of $204,000 in net realized losses on sales and redemptions of investment securities, as well as increases of $201,000 in net realized gains on sales of marketable equity securities and $50,000 in gains on sales of loans and foreclosed real estate.

Compared to the year-ago quarter, noninterest income growth for the third quarter of 2024 included increases of $278,000 in interchange fees, $196,000 in earnings and gain on BOLI including the net death benefit of $175,000 on BOLI, and $49,000 in service charges on deposit accounts, as well as a $20,000 decrease in loan servicing fees. Noninterest income growth from the year-ago quarter also reflected a $178,000 increase in net realized losses on sales and redemptions of investment securities, as well as increases of $101,000 in net realized gains on sales of marketable equity securities and $49,000 in gains on sales of loans and foreclosed real estate.

Prior to the October 1, 2024 sale of the Company’s insurance agency asset, it contributed $367,000 to noninterest income in the third quarter of 2024, compared to $260,000 and $310,000 in the linked and year-ago quarters, respectively.

Noninterest Expense

Noninterest expense totaled $10.3 million in the third quarter of 2024, increasing $2.4 million and $2.6 million from the linked and year-ago quarters, respectively. The increase was primarily due to $1.6 million in transaction-related expenses for the East Syracuse branch acquisition, in addition to third quarter 2024 operating costs of approximately $462,000 associated with operating Pathfinder Bank’s newest location.

Professional and other services expense was $1.8 million in the third quarter, increasing $1.1 million and $1.3 million from the linked and year-ago quarters, respectively. The increase was primarily attributed to branch acquisition-related expenses.

Salaries and benefits were $5.0 million in the third quarter of 2024, increasing $560,000 and $805,000 from the linked and year-ago quarters, respectively. The increase was primarily due to $141,000 transaction-related bonuses to employees, $115,000 reduced salary cost deferrals (“ASC 310-20”) associated with reduced lending volumes, and $80,000 of ongoing personnel-related costs associated with operating the branch acquired early in the third quarter of 2024. The remaining increase was primarily driven by higher salaries and benefits costs associated with merit increases and wage inflation.

Building and occupancy was $1.1 million in the third quarter of 2024, increasing $220,000 and $266,000 from the linked and year-ago quarters, respectively. These increases were due to ongoing facilities-related costs of approximately $322,000 associated with operating the branch acquired early in the third quarter of 2024, partially offset by seasonal reductions in building and occupancy expense categories when compared to the second quarter of 2024.

Prior to the October 1, 2024 sale of the Company’s insurance agency asset, it incurred $308,000 of noninterest expense in the third quarter of 2024, compared to $232,000 and $273,000 in the linked and year-ago quarters, respectively.

For the third quarter of 2024, annualized noninterest expense represented 2.75% of average assets, including 8 basis points from insurance agency expense and 43 basis points from acquisition-related expenses. The efficiency ratio was 75.28%, including 24 basis points and 1,186 basis points attributed to the insurance business and acquisition-related expenses, respectively. The efficiency ratio, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue. For the linked and year-ago quarters, annualized noninterest expense represented 2.19% and 2.20% of average assets, respectively. The efficiency ratio was 74.08% and 67.93% in the linked and year-ago periods.

Statement of Financial Condition

As of September 30, 2024, the Company’s statement of financial condition reflects total assets of $1.48 billion, compared to $1.45 billion and $1.40 billion recorded on June 30, 2024 and September 30, 2023, respectively.

The increase in assets during the third quarter of 2024 was primarily due to higher total loan balances, including $29.9 million in primarily consumer, residential, and home equity loans acquired with the East Syracuse branch transaction in the third quarter of 2024.

Loans totaled $921.7 million on September 30, 2024, increasing 3.8% during the third quarter and 2.9% from one year prior. Consumer and residential loans totaled $388.7 million, increasing 7.6% during the third quarter and 4.8% from one year prior. Commercial loans totaled $534.5 million, increasing 1.4% during the third quarter and 1.7% from one year prior.

With respect to liabilities, deposits totaled $1.20 billion on September 30, 2024, increasing 8.6% during the third quarter and 6.1% from one year prior. The increase in deposits during the third quarter of 2024 reflects $186.0 million assumed with the East Syracuse branch acquisition, offset by a reduction of $106.0 million in brokered deposits utilizing lower-cost liquidity provided by the transaction, as well as seasonal fluctuations in municipal deposits. The Company also utilized liquidity provided by the transaction to reduce short-term borrowings, which totaled $60.3 million on September 30, 2024 as compared to $127.6 million on June 30, 2024 and $56.7 million on September 30, 2023.

Shareholders equity totaled $120.3 million on September 30, 2024, down $3.1 million or 2.5% in the third quarter and $6.5 million or 5.7% from one year prior. The decrease reflects lower retained earnings attributed primarily to the elevated third quarter 2024 provision expense’s impact on net income in the period, which more than offset a significant reduction in accumulated other comprehensive loss (“AOCL”). AOCL improved to $6.7 million on September 30, 2024, declining $2.1 million or 23.6% during the third quarter and $6.6 million or 49.7% from one year prior, reflecting a favorable change in the interest rate environment.

Asset Quality

The Company’s asset quality metrics reflect the comprehensive loan portfolio review completed at the end of the third quarter of 2024.

Nonperforming loans were reduced by 34.0% in the third quarter of 2024 to $16.2 million or 1.75% of total loans on September 30, 2024. Nonperforming loans were $24.5 million or 2.76% of total loans on June 30, 2024 and $16.2 million or 1.80% of total loans on September 30, 2023.

Gross loan charge offs totaled $8.8 million in the third quarter of 2024, following completion of the portfolio review. Gross loan charge offs included $4.9 million for 13 nonperforming commercial loans, as well as $2.5 million for nonperforming positions primarily associated with secured solar purchased loan pools acquired in 2021.

Net charge offs (“NCOs”) after recoveries were $8.7 million or an annualized 1.29% of average loans in the third quarter of 2024, compared to $66,000 or 0.02% in the linked quarter and $3.8 million or 0.61% in the prior year period.

The $9.0 million provision for credit losses expense in the third quarter of 2024 primarily resulted from a replenishment of the allowance for credit losses (“ACL”) for commercial loan reserves and an adjustment to the lifetime loss estimate for solar purchased loan pool positions, which followed completion of the Company’s loan portfolio review. The Company believes it is sufficiently collateralized and reserved, with its ACL of $17.3 million on September 30, 2024 increasing by $382,000 from June 30, 2024 and $1.5 million from September 30, 2023. As a percentage of total loans, ACL represented 1.87% on September 30, 2024, 1.90% on June 30, 2024, and 1.76% on September 30, 2023.

Liquidity

The Company has diligently ensured a strong liquidity profile as of September 30, 2024 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits increased to $1.20 billion on September 30, 2024 from $1.10 billion on June 30, 2024 and $1.13 billion on September 30, 2023. Core deposits increased to 77.45% of total deposits on September 30, 2024, from 67.98% on June 30, 2024 and 69.83% on September 30, 2023. This further underscores the success of the Bank’s strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

At the end of the current quarter, Pathfinder Bancorp had an available additional funding capacity of $105.2 million with the Federal Home Loan Bank of New York, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $27.3 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On September 30, 2024, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders registered by October 18, 2024 will be eligible for the dividend, which is scheduled for disbursement on November 8, 2024.

This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of September 30, 2024 stood at $15.83 per share. This positions the dividend yield at an attractive 2.53%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the commercial bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse and their neighboring communities. Strategically located branches averaging approximately $100 million in deposits per location, as well as diversified consumer, mortgage and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. At September 30, 2024, the Oswego-headquartered Company had assets of $1.48 billion, loans of $921.7 million, and deposits of $1.20 billion. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024			2023
SELECTED BALANCE SHEET DATA:	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS:
Cash and due from banks	$18,923	$12,022	$13,565	$12,338	$12,822
Interest-earning deposits	16,401	19,797	15,658	36,394	11,652
Total cash and cash equivalents	35,324	31,819	29,223	48,732	24,474
Available-for-sale securities, at fair value	271,977	274,977	279,012	258,716	206,848
Held-to-maturity securities, at amortized cost	161,385	166,271	172,648	179,286	185,589
Marketable equity securities, at fair value	3,872	3,793	3,342	3,206	3,013
Federal Home Loan Bank stock, at cost	5,401	8,702	7,031	8,748	5,824
Loans	921,660	888,263	891,531	897,207	896,123
Less: Allowance for credit losses	17,274	16,892	16,655	15,975	15,767
Loans receivable, net	904,386	871,371	874,876	881,232	880,356
Premises and equipment, net	18,989	18,878	18,332	18,441	18,491
Assets held-for-sale	-	3,042	3,042	3,042	3,042
Operating lease right-of-use assets	1,425	1,459	1,493	1,526	1,559
Finance lease right-of-use assets	16,873	4,004	4,038	4,073	4,108
Accrued interest receivable	6,806	7,076	7,170	7,286	6,594
Foreclosed real estate	-	60	82	151	189
Intangible assets, net	6,217	76	80	85	88
Goodwill	5,752	4,536	4,536	4,536	4,536
Bank owned life insurance	24,560	24,967	24,799	24,641	24,479
Other assets	20,159	25,180	23,968	22,097	31,459
Total assets	$1,483,126	$1,446,211	$1,453,672	$1,465,798	$1,400,649

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$986,103	$932,132	$969,692	$949,898	$953,143
Noninterest-bearing deposits	210,110	169,145	176,421	170,169	174,710
Total deposits	1,196,213	1,101,277	1,146,113	1,120,067	1,127,853
Short-term borrowings	60,315	127,577	91,577	125,680	56,698
Long-term borrowings	39,769	45,869	45,869	49,919	53,915
Subordinated debt	30,057	30,008	29,961	29,914	29,867
Accrued interest payable	236	2,092	1,963	2,245	1,731
Operating lease liabilities	1,621	1,652	1,682	1,711	1,739
Finance lease liabilities	16,829	4,359	4,370	4,381	4,391
Other liabilities	16,986	9,203	9,505	11,625	10,013
Total liabilities	1,362,026	1,322,037	1,331,040	1,345,542	1,286,207
Shareholders' equity:
Voting common stock shares issued and outstanding	4,719,788	4,719,788	4,719,788	4,719,288	4,713,353
Voting common stock	47	47	47	47	47
Non-Voting common stock	14	14	14	14	14
Additional paid in capital	53,231	53,182	53,151	53,114	52,963
Retained earnings	73,670	78,936	77,558	76,060	74,282
Accumulated other comprehensive loss	(6,716)	(8,786)	(8,862)	(9,605)	(13,356)
Unearned ESOP shares	-	(45)	(90)	(135)	(180)
Total Pathfinder Bancorp, Inc. shareholders' equity	120,246	123,348	121,818	119,495	113,770
Noncontrolling interest	854	826	814	761	672
Total equity	121,100	124,174	122,632	120,256	114,442
Total liabilities and shareholders' equity	$1,483,126	$1,446,211	$1,453,672	$1,465,798	$1,400,649

The above information is preliminary and based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2024			2023
SELECTED INCOME STATEMENT DATA:	2024	2023	Q3	Q2	Q1	Q4	Q3
Interest and dividend income:
Loans, including fees	$39,182	$34,919	$14,425	$12,489	$12,268	$12,429	$12,470
Debt securities:
Taxable	17,007	12,408	5,664	5,736	5,607	5,092	4,488
Tax-exempt	1,475	1,441	469	498	508	506	507
Dividends	456	341	149	178	129	232	140
Federal funds sold and interest-earning deposits	711	226	492	121	98	69	66
Total interest and dividend income	58,831	49,335	21,199	19,022	18,610	18,328	17,671
Interest expense:
Interest on deposits	22,670	15,885	7,633	7,626	7,411	7,380	6,223
Interest on short-term borrowings	3,476	1,624	1,136	1,226	1,114	1,064	674
Interest on long-term borrowings	597	619	202	201	194	231	222
Interest on subordinated debt	1,476	1,447	496	489	491	494	492
Total interest expense	28,219	19,575	9,467	9,542	9,210	9,169	7,611
Net interest income	30,612	29,760	11,732	9,480	9,400	9,159	10,060
Provision for (benefit from) credit losses:
Loans	10,118	2,675	9,104	304	710	316	798
Held-to-maturity securities	(90)	(24)	(31)	(74)	15	(74)	5
Unfunded commitments	(43)	14	(104)	60	1	23	30
Total provision for credit losses	9,985	2,665	8,969	290	726	265	833
Net interest income after provision for credit losses	20,627	27,095	2,763	9,190	8,674	8,894	9,227
Noninterest income:
Service charges on deposit accounts	1,031	913	392	330	309	336	343
Earnings and gain on bank owned life insurance	685	466	361	167	157	164	165
Loan servicing fees	279	238	79	112	88	69	99
Net realized (losses) gains on sales and redemptions of investment securities	(320)	60	(188)	16	(148)	2	(13)
Net realized gains (losses) on sales of marketable equity securities	31	(208)	62	(139)	108	(47)	(39)
Gains on sales of loans and foreclosed real estate	148	183	90	40	18	(2)	41
Loss on sale of premises and equipment	(36)	-	(36)	-	-	-	-
Debit card interchange fees	610	455	300	191	119	161	22
Insurance agency revenue	1,024	1,001	367	260	397	303	310
Other charges, commissions & fees	1,203	764	280	234	689	332	265
Total noninterest income	4,655	3,872	1,707	1,211	1,737	1,318	1,193
Noninterest expense:
Salaries and employee benefits	13,687	12,243	4,959	4,399	4,329	3,677	4,154
Building and occupancy	2,864	2,699	1,134	914	816	864	868
Data processing	1,750	1,519	672	550	528	499	483
Professional and other services	3,078	1,531	1,820	696	562	488	492
Advertising	386	516	165	116	105	155	144
FDIC assessments	685	663	228	228	229	222	222
Audits and exams	416	476	123	123	170	259	159
Insurance agency expense	825	817	308	232	285	216	273
Community service activities	111	151	20	39	52	49	55
Foreclosed real estate expenses	82	76	27	30	25	35	44
Other expenses	1,989	1,660	803	581	605	580	759
Total noninterest expense	25,873	22,351	10,259	7,908	7,706	7,044	7,653
(Loss) income before provision for income taxes	(591)	8,616	(5,789)	2,493	2,705	3,168	2,767
(Benefit) provision for income taxes	(160)	1,772	(1,173)	481	532	590	573
Net (loss) income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	(431)	6,844	(4,616)	2,012	2,173	2,578	2,194
Net income attributable to noncontrolling interest	93	87	28	12	53	42	18
Net (loss) income attributable to Pathfinder Bancorp Inc.	$(524)	$6,757	$(4,644)	$2,000	$2,120	$2,536	$2,176
Voting Earnings per common share - basic and diluted	$(0.09)	$1.10	$(0.75)	$0.32	$0.34	$0.41	$0.35
Series A Non-Voting Earnings per common share- basic and diluted	$(0.09)	$1.10	$(0.75)	$0.32	$0.34	$0.41	$0.35
Dividends per common share (Voting and Series A Non-Voting)	$0.30	$0.27	$0.10	$0.10	$0.10	$0.09	$0.09

The above information is preliminary and based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2024			2023
FINANCIAL HIGHLIGHTS:	2024	2023	Q3	Q2	Q1	Q4	Q3
Selected Ratios:
Return on average assets	-0.05%	0.65%	-1.25%	0.56%	0.59%	0.72%	0.63%
Return on average common equity	-0.57%	7.88%	-14.79%	6.49%	7.01%	8.72%	7.50%
Return on average equity	-0.57%	7.88%	-14.79%	6.49%	7.01%	8.72%	7.50%
Return on average tangible common equity (1)	-0.59%	8.23%	-15.28%	6.78%	7.32%	9.01%	7.75%
Net interest margin	2.97%	3.02%	3.34%	2.78%	2.75%	2.74%	3.07%
Loans/deposits	77.05%	79.45%	77.05%	80.66%	77.79%	80.10%	79.45%
Core deposits/deposits (2)	77.45%	69.83%	77.45%	67.98%	69.17%	69.83%	69.83%
Annualized non-interest expense/average assets	2.39%	2.16%	2.75%	2.19%	2.16%	2.01%	2.20%
Efficiency ratio (1)	72.70%	66.58%	75.28%	74.08%	68.29%	67.25%	67.93%

Other Selected Data:
Average yield on loans	5.82%	5.17%	6.31%	5.64%	5.48%	5.55%	5.57%
Average cost of interest bearing deposits	3.12%	2.23%	3.11%	3.21%	3.07%	3.10%	2.65%
Average cost of total deposits, including non-interest bearing	2.64%	1.88%	2.59%	2.72%	2.61%	2.63%	2.24%
Deposits/branch (4)	$99,684	$102,532	$99,684	$100,116	$104,192	$101,824	$102,532
Pre-tax, pre-provision net income (1)	$9,714	$11,221	$3,368	$2,767	$3,579	$3,431	$3,613
Total revenue (1)	$35,587	$33,572	$13,627	$10,675	$11,285	$10,475	$11,266

Share and Per Share Data:
Cash dividends per share	$0.30	$0.27	$0.10	$0.10	$0.10	$0.09	$0.09
Book value per common share	$19.71	$18.67	$19.71	$20.22	$19.97	$19.59	$18.67
Tangible book value per common share (1)	$17.75	$17.91	$17.75	$19.46	$19.21	$18.83	$17.91
Basic and diluted weighted average shares outstanding - Voting	4,708	4,640	4,714	4,708	4,701	4,693	4,671
Basic and diluted earnings per share - Voting (3)	$(0.09)	$1.10	$(0.75)	$0.32	$0.34	$0.41	$0.35
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting (3)	$(0.09)	$1.10	$(0.75)	$0.32	$0.34	$0.41	$0.35
Common shares outstanding at period end	6,100	6,094	6,100	6,100	6,100	6,100	6,094

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets (1)	7.36%	7.82%	7.36%	8.24%	8.09%	7.86%	7.82%
Company Total Core Capital (to Risk-Weighted Assets)	15.55%	17.00%	15.55%	16.19%	16.23%	16.17%	17.00%
Company Tier 1 Capital (to Risk-Weighted Assets)	11.84%	12.39%	11.84%	12.31%	12.33%	12.30%	12.39%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.33%	12.91%	11.33%	11.83%	11.85%	11.81%	12.91%
Company Tier 1 Capital (to Assets)	8.29%	9.21%	8.29%	9.16%	9.16%	9.35%	9.21%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.52%	14.76%	14.52%	16.04%	15.65%	15.05%	14.76%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.26%	13.51%	13.26%	14.79%	14.39%	13.80%	13.51%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.26%	13.51%	13.26%	14.79%	14.39%	13.80%	13.51%
Bank Tier 1 Capital (to Assets)	9.13%	10.11%	9.13%	10.30%	10.13%	10.11%	10.11%

(1) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

(2) Non-brokered deposits excluding certificates of deposit of $250,000 or more.

(3) Basic and diluted earnings per share are calculated based upon the two-class method. Weighted average shares outstanding do not include unallocated ESOP shares.

(4) Includes 11 full-service branches and one motor bank for September 30, 2024. Includes 10 full-service branches and one motor bank for all periods prior.

The above information is preliminary and based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2024			2023
ASSET QUALITY:	2024	2023	Q3	Q2	Q1	Q4	Q3
Total loan charge-offs	$8,992	$4,365	$8,812	$112	$68	$211	$3,874
Total recoveries	174	252	90	46	38	103	45
Net loan charge-offs	8,818	4,113	8,722	66	30	108	3,829
Allowance for credit losses at period end	17,274	15,767	17,274	16,892	16,655	15,975	15,767
Nonperforming loans at period end	16,170	16,173	16,170	24,490	19,652	17,227	16,173
Nonperforming assets at period end	$16,170	$16,362	$16,170	$24,550	$19,734	$17,378	$16,362
Annualized net loan charge-offs to average loans	1.29%	0.61%	1.29%	0.02%	0.01%	0.47%	0.61%
Allowance for credit losses to period end loans	1.87%	1.76%	1.87%	1.90%	1.87%	1.78%	1.76%
Allowance for credit losses to nonperforming loans	106.83%	97.49%	106.83%	68.98%	84.75%	92.73%	97.49%
Nonperforming loans to period end loans	1.75%	1.80%	1.75%	2.76%	2.20%	1.92%	1.80%
Nonperforming assets to period end assets	1.09%	1.17%	1.09%	1.70%	1.36%	1.19%	1.17%

	2024			2023
LOAN COMPOSITION:	September 30,	June 30,	March 31,	December 31,	September 30,
1-4 family first-lien residential mortgages	$255,235	$250,106	$252,026	$257,604	$252,956
Residential construction	4,077	309	1,689	1,355	2,090
Commercial real estate	378,805	370,361	363,467	358,707	362,822
Commercial lines of credit	64,672	62,711	67,416	72,069	73,497
Other commercial and industrial	88,247	90,813	91,178	89,803	85,506
Paycheck protection program loans	125	136	147	158	169
Tax exempt commercial loans	2,658	3,228	3,374	3,430	3,451
Home equity and junior liens	52,709	35,821	35,723	34,858	34,666
Other consumer	76,703	75,195	77,106	79,797	81,319
Subtotal loans	923,231	888,680	892,126	897,781	896,476
Deferred loan fees	(1,571)	(417)	(595)	(574)	(353)
Total loans	$921,660	$888,263	$891,531	$897,207	$896,123

	2024			2023
DEPOSIT COMPOSITION:	September 30,	June 30,	March 31,	December 31,	September 30,
Savings accounts	$129,053	$106,048	$111,465	$113,543	$118,406
Time accounts	352,729	368,262	378,103	377,570	359,011
Time accounts in excess of $250,000	140,181	117,021	114,514	95,272	96,686
Money management accounts	11,520	12,154	11,676	12,364	13,052
MMDA accounts	250,007	193,915	215,101	224,707	235,165
Demand deposit interest-bearing	97,344	128,168	134,196	119,321	125,585
Demand deposit noninterest-bearing	210,110	169,145	176,434	170,169	174,712
Mortgage escrow funds	5,269	6,564	4,624	7,121	5,236
Total deposits	$1,196,213	$1,101,277	$1,146,113	$1,120,067	$1,127,853

The above information is preliminary and based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2024		2023
SELECTED AVERAGE BALANCES:	2024	2023	Q3	Q2	Q3
Interest-earning assets:
Loans	$898,361	$900,917	$914,467	$885,384	$895,900
Taxable investment securities	427,311	371,615	415,751	434,572	376,455
Tax-exempt investment securities	29,499	31,077	30,382	28,944	27,831
Fed funds sold and interest-earning deposits	20,161	11,750	42,897	13,387	11,395
Total interest-earning assets	1,375,332	1,315,359	1,403,497	1,362,287	1,311,581
Noninterest-earning assets:
Other assets	99,200	99,431	103,856	98,746	102,738
Allowance for credit losses	(16,511)	(18,043)	(16,537)	(16,905)	(19,028)
Net unrealized losses on available-for-sale securities	(10,184)	(12,919)	(9,161)	(10,248)	(13,275)
Total assets	$1,447,837	$1,383,828	$1,481,655	$1,433,880	$1,382,016
Interest-bearing liabilities:
NOW accounts	$100,922	$94,116	$102,868	$92,918	$90,992
Money management accounts	11,782	14,651	11,828	12,076	14,503
MMDA accounts	217,580	241,550	227,247	214,364	218,601
Savings and club accounts	115,875	127,490	127,262	107,558	121,710
Time deposits	521,832	472,614	514,050	524,276	493,907
Subordinated loans	29,978	29,793	30,025	29,977	29,837
Borrowings	129,943	99,029	122,129	141,067	110,780
Total interest-bearing liabilities	1,127,912	1,079,243	1,135,409	1,122,236	1,080,330
Noninterest-bearing liabilities:
Demand deposits	177,202	174,143	195,765	171,135	169,825
Other liabilities	19,382	16,100	24,855	17,298	15,768
Total liabilities	1,324,496	1,269,486	1,356,029	1,310,669	1,265,923
Shareholders' equity	123,341	114,342	125,626	123,211	116,093
Total liabilities & shareholders' equity	$1,447,837	$1,383,828	$1,481,655	$1,433,880	$1,382,016

	Nine Months Ended September 30,		2024		2023
SELECTED AVERAGE YIELDS:	2024	2023	Q3	Q2	Q3
Interest-earning assets:
Loans	5.82%	5.17%	6.31%	5.64%	5.57%
Taxable investment securities	5.45%	4.57%	5.59%	5.44%	4.92%
Tax-exempt investment securities	6.67%	6.18%	6.17%	6.88%	7.29%
Fed funds sold and interest-earning deposits	4.70%	2.56%	4.59%	3.62%	2.32%
Total interest-earning assets	5.70%	5.00%	6.04%	5.59%	5.39%
Interest-bearing liabilities:
NOW accounts	1.06%	0.45%	1.09%	1.14%	0.55%
Money management accounts	0.11%	0.11%	0.10%	0.10%	0.11%
MMDA accounts	3.64%	2.51%	3.54%	3.74%	3.00%
Savings and club accounts	0.26%	0.21%	0.25%	0.26%	0.22%
Time deposits	4.01%	3.05%	4.09%	4.03%	3.55%
Subordinated loans	6.56%	6.48%	6.61%	6.53%	6.60%
Borrowings	4.18%	3.02%	4.38%	4.05%	3.24%
Total interest-bearing liabilities	3.34%	2.42%	3.34%	3.40%	2.82%
Net interest rate spread	2.36%	2.58%	2.70%	2.19%	2.57%
Net interest margin	2.97%	3.02%	3.34%	2.78%	3.07%
Ratio of average interest-earning assets to average interest-bearing liabilities	121.94%	121.88%	123.61%	121.39%	121.41%

The above information is preliminary and based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2024			2023
NON-GAAP RECONCILIATIONS:	2024	2023	Q3	Q2	Q1	Q4	Q3
Tangible book value per common share:
Total equity			$120,246	$123,348	$121,818	$119,495	$113,770
Intangible assets			(11,969)	(4,612)	(4,616)	(4,621)	(4,624)
Tangible common equity (non-GAAP)			108,277	118,736	117,202	114,874	109,146
Common shares outstanding			6,100	6,100	6,100	6,100	6,094
Tangible book value per common share (non-GAAP)			$17.75	$19.46	$19.21	$18.83	$17.91
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$108,277	$118,736	$117,202	$114,874	$109,146
Tangible assets			1,471,157	1,441,599	1,449,056	1,461,177	1,396,025
Tangible common equity to tangible assets ratio (non-GAAP)			7.36%	8.24%	8.09%	7.86%	7.82%
Return on average tangible common equity:
Average shareholders' equity	$123,341	$114,342	$125,626	$123,211	$121,031	$116,265	$116,093
Average intangible assets	4,642	4,631	4,691	4,614	4,619	4,623	4,627
Average tangible equity (non-GAAP)	118,699	109,711	120,935	118,597	116,412	111,642	111,466
Net income (loss)	(524)	6,757	(4,644)	2,000	2,120	2,536	2,176
Net income (loss), annualized	$(700)	$9,034	$(18,475)	$8,044	$8,527	$10,061	$8,633
Return on average tangible common equity (non-GAAP) (1)	-0.59%	8.23%	-15.28%	6.78%	7.32%	9.01%	7.75%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$30,612	$29,760	$11,732	$9,480	$9,400	$9,159	$10,060
Total noninterest income	4,655	3,872	1,707	1,211	1,737	1,318	1,193
Net realized (gains) losses on sales and redemptions of investment securities	(320)	60	(188)	16	(148)	2	(13)
Revenue (non-GAAP) (2)	35,587	33,572	13,627	10,675	11,285	10,475	11,266
Total non-interest expense	25,873	22,351	10,259	7,908	7,706	7,044	7,653
Pre-tax, pre-provision net income (non-GAAP) (3)	$9,714	$11,221	$3,368	$2,767	$3,579	$3,431	$3,613
Efficiency ratio (non-GAAP) (4)	72.70%	66.58%	75.28%	74.08%	68.29%	67.25%	67.93%

(1) Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity

(2) Revenue equals net interest income plus total noninterest income less net realized gains or losses on sales and redemptions of investment securities

(3) Pre-tax, pre-provision net income equals revenue less total non-interest expense

(4) Efficiency ratio equals noninterest expense divided by revenue

The above information is preliminary and based on the Company's data available at the time of presentation.